Press
Release

Contact:                      Mark E. Patten, Sr. Vice President and CFO
     mpatten@ctlc.com
Phone:                         (386) 944-5643
Facsimile:                    (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS FIRST QUARTER 2014 EARNINGS OF $0.26 PER SHARE

DAYTONA BEACH, FLORIDA, April 23, 2014. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced its operating results and earnings for the quarter ended March 31, 2014.

OPERATING RESULTS

Operating results for the quarter ended March 31, 2014 (compared to the same quarterly period in 2013):

•	Net income was $0.26 per share, an increase of $0.20 per share;

•	Revenue from Income Properties totaled approximately $3.4 million, an increase of 15%;

•	Revenue from Commercial Mortgage Loans totaled approximately $944,000;

•	Revenue from Real Estate Operations totaled approximately $1.3 million, an increase of 277%;

•	Revenue from Golf Operations decreased by 3%, while net operating results improved by 48%;

•	Agriculture and Other Income generated a loss of approximately $4,000; and

•	The weighted average lease duration of our income property portfolio equaled 10.0 years as of March 31, 2014, down from 10.4 years as of March 31, 2013.

OTHER HIGHLIGHTS

Other highlights for the quarter ended March 31, 2014 include the following:

•	Repurchased 25,836 shares of the Company’s stock for a total of approximately $928,000 at an average price of $35.92 per share;

•	Successfully foreclosed on approximately 600 acres of land west of I-95 in January 2014, satisfying the Company’s approximate $4.7 million claim for unreimbursed road costs and accrued interest;

•	The Company’s first commercial mortgage loan was paid in full and a $5.0 million mezzanine loan on the same property was acquired;

•	Sold an approximate 3.1 acres of land for approximately $128,000 per acre;

•
 Debt totaled approximately $47.2 million at March 31, 2014, a $16 million reduction from the approximate $63.2 million at December 31, 2013, with $49.2 million of available borrowing capacity on our credit facility, and

•	Total cash (excluding restricted cash) was approximately $1.1 million.

Income Property Portfolio Update

Property Acquisitions

On April 22, 2014, the Company acquired a 131,644 square-foot building situated on 15.48 acres leased to Lowe’s Home Improvement, an S&P A- credit, in Katy, Texas, a suburb of Houston. The lease has approximately 13 years remaining on an initial term of 30 years. The total purchase price was approximately $14.7 million. This is the Company’s first acquisition in Texas in a market with strong demographics and job growth.

Self-Developed Properties

Construction of the Company’s third self-developed flex-office property, Williamson Business Park in Daytona Beach, Florida, is expected to be completed early in the second quarter of 2014. The Company executed a 10-year lease for 7,700 square feet of the two-building 31,000 square-foot property which will commence in May 2014.

The Company signed a 3-year lease for 1,905 square feet in the Concierge Office Building in Daytona Beach, Florida for 3 years, bringing the building’s total occupancy to approximately 83% leased.

Commercial Mortgage Loan Update

In August 2013, the Company acquired a $19.6 million performing mortgage loan, with an interest rate of one-month LIBOR plus 450 basis points, collateralized by an upper upscale hotel in Atlanta, Georgia, for approximately $17.5 million, a discount of approximately $2.1 million. On January 6, 2014, the outstanding principal of $19.5 million was paid in full. The Company earned approximately $2.6 million during the five months of its investment, $844,000 of which was recognized during the first quarter of 2014.

On January 31, 2014, the Company acquired a $5.0 million mezzanine loan secured by the borrower’s equity interest in an upper upscale hotel in Atlanta, Georgia, that was previously subject to the Company’s first commercial mortgage loan investment.  The Company purchased the performing loan at par. The loan matures in February 2019 and bears a fixed interest rate of 12% per annum. The loan generated $100,000 of interest income during the first quarter of 2014.

Land Update

During the first quarter of 2014, the Company sold approximately 3.1 acres to Halifax Humane Society, Inc. for $391,500, or approximately $128,000 per acre, for a gain of approximately $347,000. This parcel is located on LPGA Boulevard, just west of I-95 in Daytona Beach, Florida, and is adjacent to an existing property owned by Halifax Humane Society, Inc.

Financial Results

Revenue
Total revenue for the quarter ended March 31, 2014 increased 46% to approximately $7.1 million, compared to approximately $4.9 million during the same period in 2013. This increase was primarily the result of an increase of approximately $450,000, or 15%, in revenue generated by our income properties, an increase of approximately $938,000, or 277%, in revenue from our real estate operations, and approximately $944,000 in revenue from our investment in commercial mortgage loans (including interest earned and the accretion of a purchase discount), which we did not have in 2013. Revenue from our real estate operations benefited from a land sale of approximately 3.1 acres, which generated revenue of $391,500, and an increase of approximately $586,000 from our subsurface lease that was amended in September 2013. We had no land sales in the same period in 2013.

Net Income (Loss)
Net income for the quarter ended March 31, 2014 was approximately $1.5 million, compared to approximately $337,000 in the same period in 2013. Our results in the first quarter of 2014 benefited from approximately $2.2 million, or 46%, in increased revenues and a decrease in operating expenses of approximately $47,000, or 1%. Our general and administrative costs decreased 14%, or approximately $243,000, in the first quarter of 2014 compared to the same period in 2013, due primarily to a decrease in stock compensation costs of approximately $153,000 and a one-time separation payment of approximately $103,000 in the first quarter of 2013. Net income for the quarter ended March 31, 2014, was $0.26 per share, compared to $0.06 per share during the same period in 2013, an increase of $0.20 per share or 333%.

CEO and CFO Comments on Operating Results

Mark E. Patten, senior vice president and chief financial officer, stated, “We are pleased with our operating results and the generation of substantive cash flows reflecting the full benefit of the growth in our income property portfolio, the income from our investment in commercial mortgage loans, and a land transaction we closed in February.” Mr. Patten continued, “We are also pleased that we have continued to achieve meaningful improvements in lowering our general and administrative expenses.”

John P. Albright, president and chief executive officer, stated, “We were delighted to have been able to repurchase almost $1 million of our common shares at favorable values especially in light of our successes with our first commercial loan investment, the litigation success on recapturing approximately 600 acres of previously entitled residential land, and the completion of another land sale in the quarter.” Mr. Albright also noted, “The local market continues to show strength and the growing interest in our land holdings is directly correlated to the improved market conditions.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties in diversified markets in the United States, as well as over 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

Forward-Looking Statements
Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2013, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, please see the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s most recent Annual Report on Form 10-K.  Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Disclosures in this press release regarding the Company’s quarter-end financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-K for the year ended  December 31, 2013.  The financial information in this release reflects the Company’s preliminary results subject to completion of the yearend review process.  The final results for the year may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED BALANCE SHEETS

	(Unaudited) March 31, 2014	December 31, 2013
ASSETS
Property, Plant, and Equipment:
Land, Timber, and Subsurface interests	$15,335,483	$15,291,911
Golf Buildings, Improvements, and Equipment	3,139,372	3,103,979
Income Properties, Land, Buildings, and Improvements	154,907,360	154,902,374
Other Furnishings and Equipment	964,484	955,597
Construction in Progress	1,734,341	987,303

Total Property, Plant, and Equipment	176,081,040	175,241,164
Less, Accumulated Depreciation and Amortization	(13,863,734)	(13,260,856)

Property, Plant, and Equipment - Net	162,217,306	161,980,308
Land and Development Costs	24,085,570	23,768,914
Intangible Assets - Net	6,190,308	6,359,438
Impact Fee and Mitigation Credits	6,008,698	6,081,433
Commercial Mortgage Loans, Held for Investment	5,000,000	18,845,053
Cash and Cash Equivalents	1,058,652	4,932,512
Restricted Cash	812,593	366,645
Investment Securities	800,442	729,814
Net Pension Asset	436,049	407,670
Other Assets	3,193,216	2,711,893
Total Assets	$209,802,834	$226,183,680

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,056,967	$872,331
Accrued Liabilities	4,322,918	4,726,809
Deferred Revenue	2,338,788	3,344,351
Accrued Stock-Based Compensation	347,720	247,671
Income Taxes Payable	1,104,153	1,044,061
Deferred Income Taxes - Net	32,428,978	32,552,068
Long-Term Debt	47,227,032	63,227,032
Total Liabilities	88,826,556	106,014,323

Shareholders’ Equity:
Common Stock -25,000,000 shares authorized; $1 par value, 5,881,259 shares issued and -5,840,789 shares outstanding at March 31, 2014; 5,866,759 shares issued and 5,852,125 shares outstanding at December 31, 2013	5,767,192	5,767,192
Treasury Stock – 40,470 shares at March 31, 2014; 14,634 shares at December 31, 2013	(1,381,566)	(453,654)
Additional Paid-In Capital	8,701,019	8,509,976
Retained Earnings	108,081,712	106,581,305
Accumulated Other Comprehensive Loss	(192,079)	(235,462)
Total Shareholders’ Equity	120,976,278	120,169,357
Total Liabilities and Shareholders’ Equity	$209,802,834	$226,183,680

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2014	2013
Revenues
Income Properties	$3,404,359	$2,954,516
Interest Income from Commercial Mortgage Loans	943,890	—
Real Estate Operations	1,276,513	338,348
Golf Operations	1,417,379	1,464,685
Agriculture and Other Income	57,844	97,677
Total Revenues	7,099,985	4,855,226

Direct Cost of Revenues
Income Properties	(340,019)	(229,509)
Real Estate Operations	(179,216)	(121,478)
Golf Operations	(1,333,026)	(1,407,629)
Agriculture and Other Income	(61,413)	(31,369)
Total Direct Cost of Revenues	(1,913,674)	(1,789,985)

General and Administrative Expenses	(1,510,434)	(1,753,564)
Depreciation and Amortization	(772,008)	(699,134)
Total Operating Expenses	(4,196,116)	(4,242,683)
Operating Income	2,903,869	612,543

Interest Income	13,947	166
Interest Expense	(467,651)	(337,532)

Income from Continuing Operations
Before Income Tax Expense	2,450,165	275,177
Income Tax (Expense) Benefit	(949,758)	(101,089)
Income from Continuing Operations	1,500,407	174,088
Income from Discontinued Operations (Net of Tax)	—	162,957
Net Income	$1,500,407	$337,045

Per Share Information:
Basic and Diluted
Income from Continuing Operations	$0.26	$0.03
Income from Discontinued Operations (Net of Tax)	—	0.03

Net Income	$0.26	$0.06

Dividends Declared and Paid	$—	$—

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